UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  September 30, 2013

MTS SYSTEMS CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MINNESOTA	0-2382	41-0908057
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

14000 TECHNOLOGY DRIVE, EDEN PRAIRIE, MN 55344

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(952) 937-4000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

N/A

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 30, 2013, the Compensation Committee (“Committee”) of MTS Systems Corporation’s (the “Company”) Board of Directors approved and adopted an Executive Severance Plan (the “Severance Plan”) and an Executive Change in Control Severance Plan (the “Change in Control Severance Plan” and, collectively with the Severance Plan, the “Plans”) for the certain employees of the Company and its affiliates. The Board of Directors of the Company also approved the Plans. The Company’s Chief Executive Officer (“CEO”) and individuals who report directly to the CEO and whose annual compensation continues to be subject to review and approval by the Committee are eligible for benefits under the Plans (the “Executive Officers”). The Company adopted the Plans to ensure its treatment of employees eligible for benefits under the Plans is consistent, transparent and market-competitive.

Severance Plan

Certain Executive Officers, including the CEO, have individual severance agreements with the Company that expire by their terms either one or two years after the date they are entered into while other of the Executive Officers are not parties to such agreements. Executive Officers who currently are parties to severance agreements will become subject to the Severance Plan when their agreements expire. The other Executive Officers became eligible for the Severance Plan on October 1, 2013.

The Company approved and adopted the Severance Plan so that the treatment of all Executive Officers would be consistent if such individual’s employment with the Company or an affiliate were terminated without Cause or for Good Reason, each as defined in the Severance Plan. In the event of such termination, the Severance Plan provides that the Executive Officer would receive as benefits a sum equal to100% of his/her annualized basic cash remuneration in effect during the then current year and certain life, accident and health insurance coverage. The cash severance benefit would be paid in 12 equal monthly installments following the date of termination. The plan contains a customary non-compete provision.

Change in Control Severance Plan

All of the Executive Officers are parties to a change in control severance agreement with terms substantially the same as the terms of the Change in Control Severance Plan. The Company will give notice as allowed in the individual agreements to each Executive Officer so that all such agreements will terminate on December 31, 2013. On January 1, 2014, all Executive Officers will be eligible to participate in the Change in Control Severance Plan.

The Company approved and adopted the Change in Control Severance Plan so that the treatment of all Executive Officers would be consistent if such individual’s employment with the Company or an affiliate were terminated without Cause or for Good Reason following a Change in Control, each as defined in the Change in Control Severance Plan. In the event of such termination, the Change in Control Severance Plan provides that the Executive Officer would receive as benefits a sum equal to 200% of the following: annualized basic cash remuneration in effect during the then current year; average annual Executive Variable Compensation paid for the preceding three years (or the actual number of years of receipt of such bonus if less than three years); and any other form of compensation paid to the participant and included in such individual’s gross income during the 12-month period immediately prior to the date of termination. The cash severance benefit would be paid in a lump sum following termination. The individual would also receive certain life, accident, health and officers’ liability insurance coverage. The plan contains a customary non-compete provision.

2

The Plans are not agreements. As a result, the Committee may change the terms of the Plans in its sole discretion without the agreement of those subject to it.

The above descriptions are summaries of the terms of the Severance Plan and the Change in Control Severance Plan. The description above is subject to and qualified in its entirety by the terms of the Plans, copies of which are attached as exhibits to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1  Executive Severance Plan

10.2  Executive Change in Control Severance Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTS SYSTEMS CORPORATION (Registrant)

Date: October 3, 2013	By:	/s/ Susan E. Knight
Susan E. Knight Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Number	Title
10.1	Executive Severance Plan
10.2	Change in Control Severance Plan